Exhibit 5.1

March 6, 2014

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Ladies and Gentlemen:

We have acted as special counsel for Covanta Holding Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering of $400,000,000 aggregate principal amount of its 5.875% Senior Notes due 2024 (the “Debt Securities”) pursuant to the Company’s shelf registration statement on Form S-3ASR (File No. 333-178503) filed December 15, 2011 (the “Registration Statement”), and the base prospectus dated December 15, 2011 included in the Registration Statement, a prospectus supplement dated February 20, 2014 and a free writing prospectus dated February 20, 2014 relating to the Debt Securities (collectively, the “Prospectus”). The Debt Securities are to be issued pursuant to the provisions of the Indenture dated as of January 18, 2007 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture (the “Supplemental Indenture”) to be executed by and between the Company and the Trustee on the date hereof. The Base Indenture and the Supplemental Indenture are together referred to herein as the “Indenture.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to enforceability, as specified herein, of the Debt Securities.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, and originals, or copies identified to our satisfaction, of the Indenture and the Underwriting Agreement dated February 20, 2014 (the “Underwriting Agreement”) among the Company and the underwriters named on Schedule 1 thereto (the “Underwriters”). We have also investigated such questions of law and examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have executed documents, the completeness and authenticity of all original, certified documents reviewed by us, and the conformity and completeness to certified and original documents of all copies of documents reviewed by us. To the extent it may be relevant to the opinion expressed below, we have assumed that the parties to agreements, including, without limitation, the Indenture, other than the Company, have the power and

Covanta Holding Corporation

March 6, 2014

authority to enter into and perform their obligations under such agreements and to consummate the transactions contemplated thereunder, such agreements have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, such parties enforceable against such parties in accordance with their terms, and such parties will comply with all of their obligations under such agreements and all laws applicable thereto.

As to facts material to our opinion, we have relied without independent investigation or verification upon the accuracy of factual statements, including representations of fact contained in certificates, agreements, oral or written statements or other records of or from public officials and officers and representatives of the Company and others and assumed compliance on the part of all parties to all agreements and documents, other than the Company, with their covenants and agreements contained therein. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference as to our knowledge or awareness concerning facts should be drawn from the fact that we have represented the Company or any affiliates of the Company in this or other matters.

Based upon and subject to the foregoing and to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Debt Securities, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion concerning the enforceability of any provision of any agreements or documents, including, without limitation, the Indenture (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency, or (iii) waivers of rights or defenses with respect to stay, extension or usury laws.

The opinion set forth above is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

Covanta Holding Corporation

March 6, 2014

Our advice on every legal issue addressed in this letter is based exclusively on the federal securities laws of the United States of America and the internal laws of the State of New York and, to the extent relevant to the opinion expressed herein, the applicable provisions of the General Corporation Law and Constitution of the State of Delaware, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdictions which enacted such laws. The manner in which any particular issue relating to the opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus dated December 15, 2011, which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Please be advised that certain partners of our firm and attorneys associated with our firm may beneficially own shares of the Company’s common stock.

Sincerely,

/s/ Neal, Gerber & Eisenberg LLP

NEAL, GERBER & EISENBERG LLP